Exhibit 99.1

News Corp Announces $1 Billion Stock Repurchase Program;
Stockholder Rights Agreement Terminated

NEW YORK, NY – September 22, 2021 – News Corp (the “Company”) today announced that its Board of Directors (the “Board”) has authorized a $1 billion stock repurchase program. Subject to market conditions and the market price of the Company’s stock, as well as other factors, the Company intends to repurchase, from time to time, in the open market or otherwise, a combination of the Company’s Class A common stock and Class B common stock. This stock repurchase program, which replaces the $500 million Class A common stock repurchase program approved by the Board in May 2013, has no time limit and may be modified, suspended or discontinued at any time.

“These landmark decisions follow our most profitable year since the launch of the new News Corp in 2013 and are a tangible sign of our confidence in the inherent value and enormous potential of our businesses,” said Robert Thomson, Chief Executive of News Corp.  “With the Board’s active support, we are acutely focused on long-term value for investors, balancing strategic investments and capital returns. Our robust cash balance and strong free cash flow have enabled us to launch a much larger, more aggressive buyback program that we intend to begin after our quiet period ends.”

The Board’s authorization follows the termination of the Company’s stockholder rights agreement, which had been in place since the Company’s inception in 2013, and the execution of a stockholders agreement by and between the Company and the Murdoch Family Trust (the “Trust”), which limits the potential accretion of voting power by the Trust and Murdoch family members through market purchases or as an indirect result of repurchases by the Company of shares of Class B common stock.  The stockholders agreement provides that the Trust and the Company will not take actions that would result in the Trust and Murdoch family members together owning more than 44% of the outstanding voting power of the Class B common stock, or would increase the Trust’s voting power by more than 1.75% in any rolling twelve-month period. The Trust would forfeit votes in connection with an annual or special Company stockholders meeting to the extent necessary to ensure that the Trust and the Murdoch family collectively do not exceed 44% of the outstanding voting power of the shares of Class B common stock at such meeting, except where a Murdoch family member votes their own shares differently from the Trust on any matter. The stockholders agreement will terminate upon the Trust’s distribution of all or substantially all of its Class B common stock.

The inclusion of Class B common stock in the repurchase program, termination of the rights agreement and stockholders agreement were approved by a special committee comprising all of the independent members of the Board (the “Special Committee”). The Special Committee was advised by Wachtell, Lipton, Rosen & Katz and Morris Nichols Arsht & Tunnell LLP as independent counsel and Evercore as independent financial advisor.

Given trading black-out restrictions, the Company intends to begin to execute on the repurchase program following the fiscal 2022 first quarter earnings release in early November.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions are used to identify these forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the Company’s intent to repurchase, from time to time, the Company’s Class A common stock and Class B common stock.  These statements are based on management’s current expectations and beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements in this press release due to, among other factors, changes in the market price of the Company’s stock, general market conditions, applicable securities laws and alternative investment opportunities, as well as the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. The “forward-looking statements” included in this press release are made only as of the date of this release. We do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corp
News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: digital real estate services, subscription video services in Australia, news and information services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: http://www.newscorp.com.

News Corp Investor Relations

Michael Florin
212-416-3363
mflorin@newscorp.com

News Corp Corporate Communications

Jim Kennedy
212-416-4064
jkennedy@newscorp.com